Exhibit 23.2

Consent of Independent Auditors

The consolidated financial statements of Balanced Health Botanicals, LLC as of December 31, 2020 and for the period then ended, included in Exhibit Number 23.2 of Village Farms International, Inc. Current Report on Form S-3 (“Form S-3”), have been audited by Eide Bailly LLP, independent auditors, as stated in our report appearing herein.

We consent to the incorporation by reference of the aforementioned financial statements and report in this registration statement on Form S-3 and to the use of our name as it appears under the caption entitled “Experts”.

/s/ Eide Bailly LLP

Denver, Colorado

June 9, 2022